Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the
Fourth Quarter and Year-End 2007

FT. LAUDERDALE, FL – (PRIMENEWSWIRE) — March 31, 2008—MAKO Surgical Corp. (Nasdaq: MAKO), a medical device company focused on marketing its Tactile Guidance System™ (TGS™), an advanced robotic-arm solution, and its implants for minimally invasive orthopedic knee procedures, known as MAKOplasty®, today announced its financial results for the fourth quarter and the year ended December 31, 2007.

In February 2008, MAKO completed its initial public offering of 5.1 million shares of common stock at an issue price of $10.00 per share, for net proceeds, after expenses and underwriting discounts and commissions, to MAKO of approximately $43.7 million.

2007 Fourth Quarter Financial Results

In the fourth quarter of 2007, two TGS units were installed and customer accepted at commercial sites, bringing the total number of MAKO’s commercial customer accepted TGS units in the field to five at the end of the fourth quarter. Also in the fourth quarter, one additional system was installed and was pending customer acceptance. There are two additional non-commercial sites that currently use a TGS for research and evaluation purposes. In the fourth quarter, 97 MAKOplasty procedures were performed, bringing the total number of MAKOplasty procedures performed since commercial introduction in June 2006 to 181. Of the 97 MAKOplasty procedures performed in the quarter, 87 were performed at the five commercial sites.

Revenue was $416,000 in the fourth quarter of 2007 compared to $28,000 in the fourth quarter of 2006, primarily generated from MAKOplasty procedures. Additionally, deferred revenue increased to $3.4 million at December 31, 2007 as a result of the sale and customer acceptance of two TGS units during the fourth quarter.

Operating expenses were $7.7 million in the fourth quarter of 2007 compared to $4.0 million in the fourth quarter of 2006. The increase in operating expenses is primarily attributable to an increase in sales and marketing activities for the continued build-out of the direct sales force to support commercialization of the TGS and unicondylar implant products, as well as ongoing research and development relating to future products. Additionally, general and administrative costs increased primarily due to increased general and administrative activities to support growth.

Net loss applicable to common stockholders was approximately $8.4 million and $4.5 million for the quarters ended December 31, 2007 and 2006, respectively. Net loss per common share was $4.53 in the fourth quarter of 2007 compared to a net loss per common share of $2.88 in the fourth quarter of 2006.

Cash, cash-equivalents and short-term investments were $12.7 million as of December 31, 2007.

Dr. Maurice Ferré, President and Chief Executive Officer of MAKO said, “We are pleased to report fourth quarter results, which reflect the continued adoption of our products in the marketplace. Our recent initial public offering provided us with the financial resources to grow our sales and marketing team and to continue our ongoing research and development activities, which we expect will allow us to build upon our recent success.”

2007 Full-Year Financial Results

For the year ended December 31, 2007, revenue was $771,000, primarily generated from MAKOplasty procedures. Additionally, deferred revenue increased to $3.4 million at December 31, 2007 as a result of the sale and customer acceptance of four TGS units during the year. The net loss attributable to common stockholders for the year was $24.3 million, resulting in a net loss per common share of $14.74 in 2007, compared to a net loss attributable to common stockholders of $12.5 million or $8.03 per common share in 2006.

Conference Call

MAKO will host a conference call today at 4:30 pm EDT to discuss its fourth quarter and 2007 year-end results. To listen to the conference call, please dial 877-397-0292 for domestic callers and 719-325-4908 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its advanced robotic arm solution and implants for minimally invasive orthopedic knee procedures. The MAKO Tactile Guidance System™ (TGS™) includes a surgeon-interactive tactile robotic arm platform that utilizes a robotic arm and patient-specific visualization to prepare the knee joint for the insertion and alignment of resurfacing implants through a minimal incision. This FDA-cleared TGS allows surgeons to provide a tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient-specific population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 200 licensed or owned patents and patent applications relating to the areas of computer assisted surgery, haptics, robotics and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Examples of such statements include, but are not limited to, statements about the timing and number of planned new product introductions, market acceptance of the MAKOplasty solution, the future availability of implants and components of our Tactile Guidance System, or TGS, from third-party suppliers, including single-source suppliers, the anticipated adequacy of our capital resources to meet the needs of our business, our ability to sustain, and our goals for, sales and earnings growth and our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Many of these factors are beyond our ability to control or predict. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include changes in competitive conditions and prices in our markets, decreases in sales of our principal product lines, increases in expenditures related to increased governmental regulation of our business, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop and market our products. These and other risks are described in greater detail under Item 1A “Risk Factors,” contained in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances in the future, even if new information becomes available.

“MAKO Surgical Corp.,” “MAKOplasty®,” “Tactile Guidance System” and “TGS,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Financial Tables to Follow

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Statement of Operations Data
Revenue	$415,980	$27,740	$771,362	$62,571
Cost of revenue	291,485	47,747	582,914	76,547

Gross profit (loss)	124,495	(20,007)	188,448	(13,976)

Operating costs and expenses:
Selling, general and administrative	4,346,923	1,868,696	12,042,690	5,022,685
Research and development	2,923,856	1,867,682	8,268,803	5,192,453
Depreciation and amortization	381,585	225,863	1,296,881	644,082

Total operating costs and expenses	7,652,364	3,962,241	21,608,374	10,859,220

Loss from operations	(7,527,869)	(3,982,248)	(21,419,926)	(10,873,196)
Interest and other income	213,261	66,047	1,073,280	476,578
Interest and other expenses	(82,610)	(77,555)	(311,608)	(220,219)

Net loss	$(7,397,218)	$(3,993,756)	$(20,658,254)	$(10,616,837)

Net loss attributable to common stockholders	$(8,380,211)	$(4,473,886)	$(24,318,028)	$(12,493,183)

Net loss per share: Basic and diluted attributable to common stockholders	$(4.53)	$(2.88)	$(14.74)	$(8.03)

Weighted average common shares outstanding: Basic and diluted	1,848,718	1,555,938	1,649,365	1,555,287

	December 31,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$9,615,027	$2,108,015
Short-term investments	3,083,980	1,399,763
Deferred cost of revenue	926,342	210,349
Total assets	29,190,306	12,753,581

Deferred revenue	3,360,833	700,000
Long-term debt	—	—
Redeemable convertible preferred stock	59,486,700	25,910,622
Accumulated deficit	(42,843,131)	(19,366,087)
Total stockholders’ deficit	(42,837,231)	(19,436,916)

CONTACT:

Investors:
MAKO Surgical Corp.
Susan M. Verde
954-927-2044 x349
sverde@makosurgical.com

or

Westwicke Partners
Mark Klausner
410-321-9650
mark.klausner@westwickepartners.com

Source: MAKO Surgical Corp.

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